EXHIBIT 99.1

Complete Genomics Reports Results for Fourth Quarter and Fiscal Year 2010

MOUNTAIN VIEW, Calif., March 10, 2011 (GLOBE NEWSWIRE) -- Complete Genomics, Inc. (Nasdaq:GNOM) today announced its financial results for the quarter and fiscal year ended December 31, 2010.

Fiscal 2010 Results

  Revenue for fiscal 2010 was $9.4 million, as compared to $0.6 million in fiscal 2009.
  Operating expenses for fiscal 2010 were $57.0 million, as compared to $34.2 million in fiscal 2009.
  Net loss for fiscal 2010 was $57.7 million, as compared to $35.9 million in fiscal 2009.

"We are pleased with our performance in 2010. We commenced our commercial operations, delivered more than 800 genomes to our customers, made several important enhancements to our product offering, and completed our initial public offering. We look forward to building on this momentum in 2011," said Clifford Reid, chairman, president and CEO of Complete Genomics.

Fourth Quarter 2010 Results

Revenue in the fourth quarter of 2010 was $3.8 million, compared to $4.2 million in the third quarter of 2010. The company's third quarter revenue had included revenue from the processing of genome samples that had accumulated in the company's backlog prior to its commencement of commercial production in May 2010.

Operating expenses for the fourth quarter of 2010 were $14.7 million, down from $14.9 million in the third quarter of 2010. Start-up production costs were $4.9 million in the fourth quarter of 2010, down from $6.0 million in the third quarter of 2010, and research and development expenses were $5.6 million in the fourth quarter of 2010, up from $5.0 million in the third quarter of 2010. The reduction in start-up production costs and increase in research and development expenses reflects transition from start-up to full commercial production phase and refocusing of research and development resources on manufacturing cost reduction and product enhancement initiatives. The company continued to expand its sales and customer support organization to drive the commercialization of its sequencing services, with sales and marketing expenses increasing to $2.0 million from $1.6 million in the previous quarter.

Net loss for the fourth quarter was $10.3 million, compared to a net loss of $20.5 million in the third quarter of 2010. The net loss in the third quarter of 2010 included an $8.8 million non-cash expense resulting from an accounting adjustment to the market value of certain equity securities as compared to a $1.4 million gain in the fourth quarter of 2010.

As of December 31, 2010, cash and cash equivalents were $68.9 million, and the order backlog for which the company expected to recognize revenue in the next twelve months was in excess of $10 million and 1,000 genomes.

Highlights since the Company's Last Earnings Release

  Signed orders for an aggregate of more than 1,400 genomes from January 1, 2011 through March 4, 2011, including an order of 615 genomes from the Institute for Systems Biology.
  For genomes sequenced over the last 90 days, on average, high confidence calls were made on greater than 96% of the genome. Median turnaround time for data results was less than 73 days.

Q1 2011 Outlook

In the first quarter of 2011, the company expects to recognize revenue for more than 500 genomes. In comparison, the company recognized revenue for more than 300 genomes in each of the third and fourth quarters of 2010.

Conference Call

Complete Genomics will host a conference call on March 10, 2011 at 1:30 p.m. PST (4:30 p.m. EST) to discuss its financial results for the quarter and fiscal year ended December 31, 2010. The conference dial in numbers are US: (877) 844 - 6890 or International: (760) 298 - 5092 (Conference ID: 47982816). A live audio webcast of the call will also be available in the Investor Relations section of the Complete Genomics website at ir.completegenomics.com.

An audio webcast replay of the conference call will also be available in the Investor Relations section of the Complete Genomics website approximately two hours after the call and for 30 days thereafter.

About Complete Genomics

Complete Genomics is a complete human genome sequencing company that has developed and commercialized an innovative DNA sequencing platform. The Complete Genomics Analysis Platform (CGA™ Platform) combines Complete Genomics' proprietary human genome sequencing technology with our advanced informatics and data management software. We offer this innovative, end-to-end, outsourced solution as CGA™ Service, and provide customers with data that is immediately ready to be used for genome-based research. Additional information can be found at www.completegenomics.com.

The Complete Genomics logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8216

Forward Looking Statements

Certain statements in this press release, including statements relating to backlog and future numbers of genomes to be sequenced, are forward looking statements that are subject to risks and uncertainties. Readers are cautioned that these forward looking statements are based on management's current expectations, and actual results may differ materially from those projected. The following factors, without limitation, could cause actual results to differ materially from those in the forward looking statements: the company's limited operating history, delays in production due to technical issues, any potential inability to increase yield and any problems maintaining relationships with its customers. More information on potential factors that could affect the Company's financial results can be found in its Form 10-Q filed on December 22, 2010, including those listed under the caption "Risk Factors". The Company disclaims any obligation to update information contained in these forward looking statements, whether as a result of new information, future events or otherwise.

Complete Genomics, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009

Revenue	$ 3,803	$ 623	$ 9,389	$ 623

Operating expenses:
Start-up production costs	4,903	2,762	19,895	5,033
Research and development	5,640	6,337	21,691	22,424
General and administrative	2,153	1,481	9,345	4,953
Sales and marketing	1,981	812	6,111	1,798

Total operating expenses	14,677	11,392	57,042	34,208

Loss from operations	(10,874)	(10,769)	(47,653)	(33,585)

Interest expense	(775)	(341)	(2,827)	(3,465)
Interest and other income (expense), net	1,385	732	(7,207)	1,101

Net loss	(10,264)	(10,378)	(57,687)	(35,949)
Deemed dividend related to beneficial conversion feature of Series E convertible preferred stock	--	--	(405)	--

Net loss attributed to common stockholders	$ (10,264)	$ (10,378)	$ (58,092)	$ (35,949)

Net loss per share attributed to common stockholders — basic and diluted	$ (0.69)	$ (110.09)	$ (13.60)	$ (386.56)

Weighted-average shares of common stock outstanding used in computing net loss per share—basic and diluted	14,820,222	94,268	4,271,176	92,998

Complete Genomics, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	December 31, 2010	December 31, 2009

Assets
Current assets
Cash and cash equivalents	$ 68,918	$ 7,765
Accounts receivable	4,943	1,288
Inventory	3,980	354
Prepaid expenses	1,101	5,156
Other current assets	78	456

Total current assets	79,020	15,019
Property and equipment, net	23,843	14,864
Other assets	297	395

Total assets	$ 103,160	$ 30,278

Liabilities, Convertible Preferred Stock and Stockholders' Deficit
Current liabilities
Accounts payable	$ 3,066	$ 4,281
Accrued liabilities	3,102	2,032
Notes payable, current	5,780	4,440
Deferred revenue	5,739	1,302

Total current liabilities	17,687	12,055
Notes payable, net of current	7,521	3,510
Deferred rent, net of current	4,316	5,017
Convertible preferred stock warrant	--	1,553

Total liabilities	29,524	22,135

Convertible preferred stock	--	85,833

Common stock	26	--
Additional paid-in capital	212,458	3,471
Retained deficit	(138,848)	(81,161)

Total stockholders' equity (deficit)	73,636	(77,690)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$ 103,160	$ 30,278
CONTACT: Complete Genomics, Inc.
         Scott Sandler
         Investor Relations
         (650) 943-2788
         ssandler@completegenomics.com